EXHIBIT 99.(e)(19)

TRUSTEE DIRECTION FORM-SUPERVALU STAR 401(K) PLAN
SUPERVALU INC. TENDER OFFER
BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY
ALL ENCLOSED MATERIALS

Shareholders may submit their election instructions via the web by logging onto www.proxyvote.com/tender and entering the control number next to the label Control No. in the box next to the arrow above.

The blackout period for the Plan is expected to begin at 4:00 p.m. New York City time as of the third business day prior to the Expiration Date of the Tender Offer.  Currently the Tender Offer is expected to finally expire during the week of March 18, 2013 but that date may be extended at the direction of Symphony Investors LLC.  Please note that if you do not deliver to the plan trustee’s tabulation agent properly completed signed trustee direction form, the shares credited to your plan account will not be tendered into the Tender Offer, unless otherwise required by law.  If you have already tendered your shares you need not submit another instruction.

Neither State Street Bank and Trust Company nor SUPERVALU INC makes any recommendation to any participant in the SUPERVALU STAR 401(k) Plan (the “401(k) Plan”) with respect to the Tender Offer.

WHERE TO FORWARD YOUR DIRECTION FORM
Date
By Hand or Overnight Delivery:
Broadridge, Attn: Reorganization Dept., 1981 Marcus Ave., Suite 100 Lake Success, NY 11042
Please Print Name

By Mail: Broadridge, Attn: Reorganization Dept., P.O. Box 1342, Brentwood, NY 11717
Signature

In connection with the Offer to Purchase at a price of $4.00 per Share, net to the seller in cash, without interest, made by Symphony Investors LLC, a newly formed Delaware limited liability company, dated January 25, 2013 (together with the Letter of Transmittal and the Letter to 401(k) Plan participants, the “Offer”), I hereby instruct the Trustee to tender the shares credited to my account under the 401(k) Plan as of 4:00 p.m., New York City time, three business days prior to the Expiration Date.

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I direct the Trustee to tender ________ percent (you MUST enter either 100% or 0%) of the Shares credited to my account in the 401(k) Plan. (If you check the Box but fail to insert 100%, your direction will be treated as a direction NOT to tender any of your Shares.)

I acknowledge receipt of the Letter to 401(k) Plan participants, the accompanying Offer to Purchase and the related Letter of Transmittal relating to the Offer.

Trustee Direction Forms that are not timely received by the Plan’s tabulation agent, and those received with a percentage other than 0% or 100% will be treated as a direction NOT to tender.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.